UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2008

GLOBAL LOGISTICS ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32735 (Commission File Number)	43-2089172 (IRS Employer Identification No.)

330 Madison Avenue, 6th Floor, New York, New York (Address of Principal Executive Offices)	10017 (Zip Code)

Registrant’s telephone number, including area code: (646) 495-5155

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 8, 2008, the registrant, Global Logistics Acquisition Corporation (“GLAC”) reached an agreement with Clark-GLAC Investment, LLC (the “Purchaser”), an entity affiliated with certain of the stockholders of The Clark Group, Inc. (“Clark”), pursuant to which the Purchaser has agreed to use reasonable efforts to purchase up to 820,000 shares of GLAC’s common stock that were issued in its public offering from holders of such shares who have indicated their intention to vote against the proposal to approve GLAC’s proposed acquisition of Clark that will be considered at GLAC’s special meeting of stockholders held on February 7, 2008 and adjourned until February 8, 2008 and further adjourned until February 11, 2008. Such purchases will be in addition to the 2,380,000 shares purchased by the Purchaser pursuant to an agreement entered into on February 1, 2008. The Purchaser will use reasonable efforts to obtain proxies from the sellers so that the shares may be voted in favor of the proposal or to cause the sellers to so vote the additional shares.

GLAC has agreed to grant the Purchaser demand and piggy-back registration rights with respect to the 820,000 additional shares, subject to a 180-lock up provision, with release from the lock-up to be allowed for block trades or other significant trades that are effected in an orderly manner.

James J. Martell, Gregory E. Burns and Charles Royce, each of whom is a founding stockholder of GLAC, have agreed to give the Purchaser a 30-day “put” option that will require them, upon exercise by the Purchaser, to purchase 120,000 of such additional shares from the Purchaser at the price at which they are purchased by the Purchaser. If the put option is exercised, Messrs. Martell, Burns and Royce will have similar registration rights to those granted to the Purchaser. Messrs. Martell and Burns have also agreed to transfer 37,500 shares each of GLAC common stock to the Purchaser upon the release of such shares from the terms of an escrow agreement to be entered into upon the closing of the acquisition that provides that shares placed in escrow by certain of the founders will be released if the price of the GLAC common stock equals or exceeds $11.50 per share for 20 out of any 30 consecutive trading days during the period ending on the fifth anniversary of the closing of the acquisition. If such condition is not achieved, the shares placed in escrow by such founders will be canceled.

Mitchel Friedman, another founding stockholder, will transfer to the Purchaser 25,000 of his founder’s shares of GLAC common stock if the acquisition proposal is approved and the acquisition is consummated. Such transfer would be made at the time of the consummation of the acquisition, subject to six-month lock-up arrangements that were effected in connection with GLAC’s initial public offering.

The Purchaser would also be granted demand and piggy-back registration rights with respect to all of the shares being transferred to it by the GLAC founders effective upon the expiration of the six-month lock-up period in addition to having the same registration rights as the GLAC founders had with respect to such shares, subject to shares subject to escrow arrangements being released therefrom.

If fewer than 820,000 shares are acquired by the Purchaser, the other share amounts, including shares subject to the put option, will be proportionally reduced.

Item 8.01.	Other Events.

On February 8, 2008,GLAC also announced that its special meeting of stockholders, held on February 7, 2008 and adjourned until Friday, February 8, 2008, has been further adjourned until 3:00 p.m. on Monday, February 11, 2008. The meeting will take place at its original location, at the offices of Graubard Miller, GLAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. The press release for such announcement and reporting the matters referred to in Item 1.01 above is attached to this Report as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit	Description
99.1	Press Release issued February 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2008

GLOBAL LOGISTICS ACQUISITION CORPORATION
By:	/s/ Kenneth L. Saunders
Name:	Kenneth L. Saunders
Title:	Chief Financial Officer, Treasurer and Secretary